UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 23, 2009
RHI ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34102	36-4614616

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1325 Avenue of Americas, 21st Floor, New York, NY	10019

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 977-9001
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On December 23, 2009, RHI Entertainment, Inc.’s (the “Company’s”) indirect subsidiary, RHI Entertainment, LLC (the “Borrower”), entered into a Forbearance Agreement (the “Forbearance Agreement”) with lenders holding a majority in principal amount of the loans under its $525 million Credit, Security, Guaranty and Pledge Agreement (the “First Lien Credit Agreement”) among the Borrower, RHI Entertainment Holdings II, LLC ( “Holdings”), the guarantors named therein, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent for the lenders the (“Agent”) and as issuing bank, and with counterparties to the Borrower’s interest rate hedge agreements (the “swaps”). Holdings and the subsidiaries of the Borrower that guarantee the loans under the First Lien Credit Agreement also are party to the Forbearance Agreement.
          Under the Forbearance Agreement, subject to certain conditions, the lenders and swap counterparties signatory thereto have agreed to forbear from exercising their rights and remedies as creditors that may exist by virtue of certain Specified Defaults (as described below) which have occurred or may occur during the forbearance period, which is the period to and including January 22, 2010, unless previously terminated. Their agreement to forbear will terminate upon any expiration or termination of the Forbearance Period.
          The forbearance period may terminate prior to January 22, 2010 if:
•	any default other than a Specified Default occurs under the First Lien Credit Agreement;

•	the Borrower fails to pay interest on the loans, commitment fees or letter of credit fronting fees and commissions, as and when due under the First Lien Credit Agreement;

•	the Borrower breaches any representation or covenant in the Forbearance Agreement;

•	the agent or lenders under the Borrower’s second priority senior secured credit agreement (the “Second Lien Credit Agreement”) delivers a notice of default or notice of intention to exercise remedies;

•	the Borrower fails to provide reasonable cooperation with the Agent, its financial advisor or legal counsel or fails to pay their invoices when due;

•	any creditor of the Borrower, Holdings or any guarantor executes a judgment or obtains attachment on any of their assets; or

•	the Borrower, Holdings or any of the guarantors commence a voluntary or involuntary bankruptcy proceeding.
          The Specified Defaults with respect to which the Agent, lenders and swap counterparties have agreed to forbear are limited to those relating to:
•	non-compliance with the mandatory prepayment covenant under the First Lien Credit Agreement that may be triggered by changes in the borrowing base;

•	a failure to pay settlement amounts (and interest thereon) payable upon the termination of the swaps;

•	certain modifications of the Borrower’s contracts with one of its customers; and

•	the existence of the Borrower’s plans to manage cash flows or any cross-default resulting from non-payment of any amounts in accordance with those plans.
          The first two Specified Defaults above have occurred as of the date hereof, and accordingly there currently is an event of default under the First Lien Credit Agreement. The other Specified Defaults may or may not constitute a default or event of default under the First Lien Credit Agreement as of the date hereof, and may occur during the forbearance period. To the extent any of the first three Specified Defaults described above occurs, the Agent, lenders and swap counterparties have agreed to provisionally waive the payment default for the duration of the forbearance period. Accordingly, during the forbearance period, the Company does not believe there will be any payment default to which other of our material indebtedness would cross-default.
          Under the Forbearance Agreement, the Borrower agreed to terminate its swaps with the respective counterparties, each of which is a lender under the First Lien Credit Agreement, and the swaps are included in the obligations that are secured by the liens under the First Lien Credit Agreement. As a result of the termination on December 23, 2009, the Borrower will be required to pay an aggregate settlement payment of $19.6 million to the swap counterparties, which amount will be paid in accordance with the provisions of the First Lien Credit Agreement. The swap counterparties have agreed to forbear with respect to non-payment of the settlement amounts and, pending payment, the settlement amounts will accrue interest at a rate equal to the weighted average interest rate applicable to the loans under the First Lien Credit Agreement, which as of December 18, 2009 was 2.35%.
          Under the Forbearance Agreement, the Borrower also agreed, among other things, that:
•	it cannot borrow additional loans or issue additional letters of credit under the First Lien Credit Agreement (as of December 18, 2009, $7.0 million was available under the revolving facility under the First Lien Credit Agreement, net of $3.4 million of standby letters of credit outstanding);

•	default interest of 2% will accrue on all loans under the First Lien Credit Agreement and on the swap settlement amounts, in addition to the rate of interest otherwise applicable;

•	certain covenants under the First Lien Credit Agreement (including those relating to investments, restricted payments, permitted liens, asset sales, subsidiary guarantors, control agreements, and cash expenditures and distributions) will become more restrictive;

•	the Borrower will provide additional information to the Agent and its counsel, including among other things a cash flow schedule that is updated weekly;

•	the Borrower will limit the amounts and timing of its cash expenditures to the amounts itemized in the cash flow schedule, subject to a variance;

•	the Borrower will maintain a minimum cash balance of at least $10.0 million;

•	the Borrower will provide monthly and year-to-date financial information and an updated draft valuation report of its film library; and

•	the Borrower will release all claims against the Agent, the lenders under the First Lien Credit Agreement and the swap counterparties, and indemnify them against claims by third parties, in each case that arise under or in connection with (x) the Credit Agreement based on facts existing on or before the date of the Forbearance Agreement and (y) the Forbearance Agreement.
          The Forbearance Agreement is a short term arrangement that allows the Borrower to work with the Agent and lenders under the First Lien Credit Agreement to develop a longer-term strategy for restructuring its liabilities. If the Borrower is not able to cure all defaults or enter into a new forbearance agreement by January 22, 2010 (or any earlier date that the Forbearance Agreement may be terminated), then the Agent and lenders under the First Lien Credit Agreement and swap counterparties may exercise all of their rights and remedies, including acceleration of the loans and foreclosure on collateral, which — if exercised — would reasonably be expected to result in a bankruptcy filing by the Borrower.
          The Borrower has not entered into a forbearance agreement with the agent or lenders under its $75 million Second Lien Credit Agreement. However, it may become necessary to commence negotiations with the lenders under that agreement in the near future. On December 9, 2009, the administrative agent under the Second Lien Credit Agreement (which had been the same as the agent under the First Lien Credit Agreement) provided notice of its resignation, and we are unable to determine what impact, if any, that will have on our relationship with the lenders thereunder, or any actions such lenders may pursue.
          Please see the Forbearance Agreement filed as an exhibit to this Form 8-K for additional details on the terms and conditions of the Forbearance Agreement. The aforementioned description of the Forbearance Agreement is qualified in its entirety by the full terms and conditions of the Forbearance Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
          On December 23, 2009, the Borrower entered into the Forbearance Agreement described in Item 1.01 of this Current Report on Form 8-K. As part of that Forbearance Agreement, the Borrower agreed to terminate three interest rate hedge agreements (the “swaps”). The swaps are with three counterparties and continue to cover $435.0 million of the Borrower’s credit facilities and provide for the exchange of variable rate payments for fixed rate payments. The variable rates are based on one month LIBOR and the weighted average fixed rate is 3.81%. The swaps were scheduled to terminate on April 27, 2010 ($90.3 million), June 27, 2011 ($39.6 million) and April 27, 2012 ($305.1 million). As of September 30, 2009, the fair market value of the swaps was approximately $(16.9) million.
          As a result of the termination of the swaps, the Borrower became obligated to pay the settlement amount of the swaps at the time of termination ($19.6 million), which is payable immediately and we will not be repaying at this time. Any default arising under the swap documentation and/or the default arising under the First Lien Credit Agreement due to non-payment of the settlement amount is a Specified Default subject to the Forbearance Agreement discussed in Item 1.01 above.
Item 2.06 — Material Impairments; and
Item 8.01 — Other Events
          Market conditions in the media and entertainment industry have continued to be a challenge for the Company. The business environment for the Company, and the Company’s liquidity, have deteriorated substantially since the end of the third fiscal quarter. Sales in the fourth quarter of 2009 have declined significantly as compared to prior years. Additionally, as a result of these market conditions, we currently expect that the third party valuation of our film library required by our lenders (and due to be delivered to them by January 8, 2010) will indicate that further reductions in the ultimate value of our films and/or a substantial impairment of the value of the films in our library will occur or has occurred during the fourth quarter of 2009 and/or the first quarter of 2010. At this time, we are unable to quantify the magnitude of any such impairment; however, we expect that the third party valuation will result in a material and significant decrease in the total book value of the film library.
          The reduction in the value of our film library also directly affects the availability of the revolving credit facility under our First Lien Credit Agreement. The borrowing base that governs the availability of the revolving credit facility is influenced by a variety of factors, including the value of the film library and the advance rate applied to our receivables. Moreover, we have had a disagreement with the agent under the First Lien Credit Agreement about the calculation of the borrowing base relating to certain receivables from one of our significant customers, although we believe that disagreement is no longer relevant in light of the December 23, 2009 default. Whether due to the reduction in the value of the film library, the advance rate applied to receivables or other factors, a reduction in the borrowing base will result in an over-advance under our revolving credit facility which triggers an immediate repayment obligation in an amount equal to the over-advance. In light of our currently reduced liquidity, we do not expect that we would be able to make any such repayment and, as a result, an event of default may occur or may have occurred under our First Lien Credit Agreement. Accordingly, our most recent borrowing base certificate delivered to the agent under the First Lien Credit Agreement on December 23, 2009, indicated an over-advance, and we are in default under that agreement as of the date hereof. Such a default is a Specified Default subject to the Forbearance Agreement discussed in Item 1.01 above.
          Additionally, as a result of significant reductions in our cash receipts, we have started to defer payments to production partners and intend to defer additional payments to creditors in the future. We may also seek to amend or modify the terms of some of our agreements to, for example, grant back certain rights in exchange for a reduction or deferral of amounts otherwise owed by the Company’s distribution subsidiary, which may result in a significant reduction in the number of films that the Company produces and/or delivers in 2009.

          As a result of the foregoing, the Company has engaged Rothschild, Inc. as a financial advisor, and has broadened discussions with the agent and lenders under the First Lien Credit Agreement with respect to a restructuring of its indebtedness and capital structure. These discussions may result in a significant or complete dilution of our existing equityholders through an issuance of preferred stock or common stock to some or all of our lenders and/or creditors, and could lead to a prepackaged or pre-negotiated bankruptcy filing. It is also possible that these discussions could result in a sale of some or all of the Company’s assets for less than their book value. No assurance can be given as to whether these discussions will be successful.
          As part of these discussions, the Borrower has entered into the Forbearance Agreement with the agent and lenders under the First Lien Credit Agreement and with counterparties to its interest rate swap agreements, as described in Item 1.01 of this Current Report on Form 8-K.
          Unless these discussions with our creditors are successfully concluded, among other things, the Company may not have sufficient cash to fund operations and may need to seek the protections provided under the U.S. Bankruptcy Code. Even if such discussions are successful, no assurance can be given that the Company will be able to avoid restructuring or reorganization, or that such discussions will not result in a bankruptcy filing.
Item 9.01 Exhibits.

Exhibit
Number	Description

10.1	Forbearance Agreement, dated December 23, 2009, among RHI Entertainment, LLC, its subsidiaries party to the Credit Agreement, RHI Entertainment Holdings II, LLC, the Lenders party to the Credit Agreement and JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RHI ENTERTAINMENT, INC.
(Registrant)
Date: December 23, 2009

By:	/s/ Henry S. Hoberman
	Name:	Henry S. Hoberman
	Title:	Executive Vice President, General Counsel & Secretary